Exhibit 99.1

NEWS RELEASE
Contact:	Michael Grasher, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2015 FIRST QUARTER RESULTS

Net Income Grows 43.4%

DeRidder, LA – April 29, 2015 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the first quarter ended March 31, 2015.

	Three Months Ended March 31,
	2015	2014	% Change
	(in thousands, except per share data)
Net premiums earned	$94,787	$89,233	6.2%
Net investment income	6,833	6,708	1.9%
Net realized gains (losses) on investments (pre-tax)	59	101	NM
Net income	15,130	10,549	43.4%
Diluted earnings per share	$0.79	$0.56	41.1%
Operating net income	15,092	10,483	44.0%
Operating earnings per share	$0.79	$0.56	41.1%
Book value per share	$24.32	$22.54	7.9%
Net combined ratio	85.0%	92.7%
Return on average equity	13.3%	10.1%

Commenting on these results, Allen Bradley, AMERISAFE’s Executive Chairman, stated, “The workers’ compensation industry remains attractive in terms of favorable loss trends and only slightly lower pricing. The high hazard market, in particular, continues to display stable economic conditions. Consequently, we remain cautiously optimistic in the outlook for our niche markets in 2015.”

Insurance Results

	Three Months Ended March 31,
	2015	2014	% Change
	(in thousands)

Gross premiums written	$100,789	$105,703	-4.6%

Net premiums earned	94,787	89,233	6.2%
Loss and loss adjustment expenses incurred	60,006	61,285	-2.1%
Underwriting and certain other operating costs, commissions, salaries and benefits	20,370	21,371	-4.7%
Policyholder dividends	215	113	NM

Underwriting profit (pre-tax)	14,196	6,464	119.6%

Insurance Ratios:
Current accident year loss ratio	69.8%	71.5%
Prior accident year loss ratio	-6.5%	-2.8%

Net loss ratio	63.3%	68.7%
Net underwriting expense ratio	21.5%	23.9%
Net dividend ratio	0.2%	0.1%

Net combined ratio	85.0%	92.7%

•	Gross premiums written in the quarter decreased by $4.9 million due to the lower voluntary premium offset in part by continued positive payroll audits and related premium adjustments for policies written in previous periods. Payroll audits and related premium adjustments increased premiums written by $4.4 million in the first quarter of 2015, a 33.3% increase from the $3.3 million generated in the first quarter of 2014.

•	Voluntary premium for policies written during the quarter declined by 6.1% compared to prior year quarter.

•	In the quarter, the Company experienced favorable loss development for prior accident years which reduced loss and loss adjustment expenses by $6.1 million, attributable to accident years 2012, 2011 and 2009. Our calendar year loss ratio was 63.3%, a 5.4 percentage point improvement from the first quarter of 2014, reflecting improved trends on frequency and severity.

•	For the quarter ended March 31, 2015, the underwriting expense ratio was 2.4 percentage points lower than the prior year. During the quarter, the expense ratio benefited primarily from lower premium assessments and compensation expenses.

•	The effective tax rate for the three months ended March 31, 2015 was 28.6% compared to 21.3% for the first quarter of 2014. The increase was driven by the mix of improved underwriting profitability and tax exempt income.

G. Janelle Frost, President and Chief Executive Officer, noted, “We are pleased to report another quarter of underwriting profit driven by our fundamental insurance discipline. In particular, favorable loss trends and case development resulted in lower loss and loss adjustment expenses. As we discussed last quarter, we are focused on premium growth, but remain methodical in our underwriting approach. This commitment continues to serve the company well, as evidenced by our 85.0% combined ratio for the quarter.”

Investment Results

	Three Months Ended March 31,
	2015	2014	% Change
	(in thousands)
Net investment income	$6,833	$6,708	1.9%
Net realized gains (losses) on investments (pre-tax)	59	101	NM
Pre-tax investment yield	2.4%	2.7%
Tax-equivalent yield (1)	3.5%	3.8%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	As of March 31, 2015, the carrying and fair value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.2 billion.

Capital Management

The Company paid a regular quarterly cash dividend of $0.15 per share on March 28, 2015. The $0.15 per share cash dividend reflects a 25% increase from the regular cash dividend of $0.12 per share paid in prior quarters. On April 28, 2015, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share, payable on June 26, 2015 to shareholders of record as of June 12, 2015.

During the quarter, no shares were repurchased under the share repurchase plan. Since beginning the plan, the Company has repurchased a total of 1,258,250 shares for $22.4 million for an average per share price of $17.78, including commissions.

Supplemental Information

	Three Months Ended March 31,
	2015	2014
	(in thousands, except share and per share data)

Net income	$15,130	$10,549
Less: Net realized capital gains (losses)	59	101
Tax effect (1)	(21)	(35)

Operating net income (2)	15,092	10,483

Average shareholders’ equity (3)	454,311	418,696
Less: Average other comprehensive income (loss)	3,219	(2,675)

Adjusted average shareholders’ equity	451,092	421,371

Diluted weighted average common shares	19,047,479	18,884,929

Return on average equity (4)	13.3%	10.1%
Operating return on average equity (2)	13.4%	10.0%
Diluted earnings per common share	$0.79	$0.56
Operating earnings per common share (2)	$0.79	$0.56

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35% plus the change in valuation allowance for deferred taxes.
(2)	Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for April 30, 2015, at 10:30 a.m. Eastern Time to discuss the results for the quarter and the outlook for future periods. To participate in the conference call dial 877-225-7695 (Domestic) or 720-545-0027 (International) at least ten minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through May 6, 2015. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 27417964.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, manufacturing, oil and gas and agriculture. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2014. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended March 31,
	2015	2014
	(unaudited)
Revenues:
Gross premiums written	$100,789	$105,703
Ceded premiums written	(2,536)	(3,339)

Net premiums written	$98,253	$102,364

Net premiums earned	$94,787	$89,233
Net investment income	6,833	6,708
Net realized gains (losses) on investments	59	101
Fee and other income	109	131

Total revenues	101,788	96,173

Expenses:
Loss and loss adjustment expenses incurred	60,006	61,285
Underwriting and other operating costs	20,370	21,371
Policyholder dividends	215	113

Total expenses	80,591	82,769

Income before taxes	21,197	13,404
Income tax expense	6,067	2,855

Net income	$15,130	$10,549

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014
	(unaudited)
Basic EPS:
Net income	$15,130	$10,549

Basic weighted average common shares	18,847,792	18,531,926
Basic earnings per share	$0.80	$0.57

Diluted EPS:
Net income	15,130	10,549

Diluted weighted average common shares:
Weighted average common shares	18,847,792	18,531,926
Stock options and performance shares	199,687	353,003

Diluted weighted average common shares	19,047,479	18,884,929

Diluted earnings per common share	$0.79	$0.56

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets
Investments	$1,073,363	$1,016,333
Cash and cash equivalents	79,731	90,956
Amounts recoverable from reinsurers	87,377	85,888
Premiums receivable, net	188,281	178,917
Deferred income taxes	30,826	31,231
Deferred policy acquisition costs	20,791	19,649
Other assets	34,608	34,246

	1,514,977	1,457,220

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses	$704,938	$687,602
Unearned premiums	172,042	168,576
Insurance-related assessments	30,288	29,315
Other liabilities	146,056	124,759

Shareholders’ equity	461,653	446,968

Total liabilities and shareholders’ equity	$1,514,977	$1,457,220

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